UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
of the
SECURITIES EXCHANGE ACT OF 1934

Date of Event Requiring Report: January 21, 2005

CASINO ENTERTAINMENT TELEVISION, INC.

(Exact name of registrant as specified in its charter)

DELAWARE
(State or other jurisdiction of incorporation or organization)

000-49838 (Commission File Number)	94-3381088 (IRS Employer Identification Number)

Kent Carasquero, President and Chief Executive Officer
1403 East 900 South, Salt Lake City, Utah, 84105
(Address of principal executive offices)

(801) 582-9609
(Registrant’s telephone number, including area code)

Reservenet Incorporated
2 Cross Brook Road, Livingston, New Jersey 07039
(Former Name or Former Address, If Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement

On March 7, 2005, Casino Entertainment Television, Inc. (the “Company”) entered into a Separation Agreement with Stephen Lasser (the “Lasser Agreement”) and a Share Cancellation and Business Transfer Agreement with Lawrence Smith (the “Smith Agreement”).

Under the Smith Agreement, Smith agreed to cancel his shares in the Company and the Company agreed to transfer its assets related to the establishment of a television network dedicated to the gaming business and lifestyle (the “Gaming Network Business”) to Smith. Under the Lasser Agreement, Lasser agreed to cancel his shares in the Company and release the Company from any claims or potential claims Lasser has or may have against the Company or its directors and officers and the Company agreed to release Lasser from any claims or potential claims the Company has or may have against Lasser.

Item 2.01 Completion of Acquisition or Disposition of Assets

Under the Smith Agreement, the assets comprising the Gaming Network Business were transferred to Smith in exchange for the cancellation of Smith’s 15,600,000 shares of the Company’s common stock. The Gaming Network Business was transferred on March 8, 2005. Smith was formerly an officer and director of the Company and was the Company’s largest shareholder prior to the cancellation of his shares. The Smith Agreement was approved by the Board of Directors of the Company and the holders of a majority of the outstanding shares of the Company on March 7, 2005.

Item 4.01 Change in Registrant’s Certifying Accountant

On March 3, 2005 Beckstead and Watts LLP (“Beckstead”), the Registrant’s independent auditors, notified the Registrant that they were resigning from the client-auditor relationship with the Registrant effective as of that date. With respect to Item 304(a)(1) of Regulation S-B, the Registrant further discloses the following information: Beckstead was engaged by Registrant to serve as the Registrant’s independent auditors for the fiscal year ended December 31, 2003. During the fiscal year ended December 31, 2003 and the period from December 31, 2003 through the date of Beckstead’s resignation, there were no disagreements between the Registrant and Beckstead on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Beckstead, would have caused Beckstead to make reference to the subject matter of the disagreements in connection with its report on the Registrant’s financial statements for such year.

A review of the Registrant’s Forms 10-QSB for the second, third and 2004 year end has not been completed. As a result, the Registrant’s previously issued financial statements for the first quarter of 2004 will need to be reviewed by the Registrant’s new auditors and may need to be restated upon review of the new auditors. Since the resignation of the Registrant’s auditors was unexpected, our board of directors did not recommend any change in our auditors. The Registrant’s Audit Committee has begun the process of selecting new independent certified public accountants and will file a Form 8-K upon the engagement of a new auditing firm. Beckstead has indicated a willingness to work with the Registrant’s new auditors upon their engagement.

Item 5.01 Changes in Control of Registrant

Prior to the cancellation of Smith’s and Lasser’s shares under the Smith Agreement and the Lasser Agreement, respectively, Smith and Lasser collectively owned more than fifty percent of the Company’s outstanding shares. Following such cancellation, no single registered shareholder holds more than four percent of the Company’s common stock.

Item 8.01 Other Events

On March 7, 2005 the holders of the majority of the outstanding shares of the Company authorized the Board of Directors of the Company (the “Board”) (i) to change the name of the Company to Ouvo, Inc., (ii) the authorization of Five Million (5,000,000) Shares of Class A Preferred Stock (the “Preferred Shares”), with terms and conditions to be determined by the Board at or around the time that Preferred Shares are to be issued, and (iii) the conversion of each share of common stock into one-third (1/3) of a share of common stock.

The corporate actions taken were authorized pursuant to a shareholders written consent in accordance with the provisions set forth in Section 228 of the General Corporation Law of the State of Delaware and Article II Section 2.10 of the Company’s bylaws. The Company’s Chief Executive Officer is authorized to file a certificate of amendment to the Company’s certificate of incorporation.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

The following exhibit is included:

Exhibit No. Description

16.1	Auditor Resignation Letter dated March 3, 2005

16.2	Auditor Reply Letter

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Casino Entertainment Television, Inc.
March 18, 2005	By:	/s/ Kent Carasquero
Kent Carasquero
President, Chief Executive Officer and Chief Financial Officer

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